Exhibit 99.3

UNITED REFINING COMPANY

OFFER TO EXCHANGE

$365,000,000 aggregate principal amount of 10.500% First Priority Senior Secured Notes due 2018, which have been registered under the Securities Act of 1933, for any and all outstanding 10.500% First Priority Senior Secured Notes due 2018

, 2011

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

United Refining Company, a Pennsylvania corporation (the “Company”), is offering, upon and subject to the terms and conditions set forth in the prospectus dated                     , 2011 as the same may be amended or supplemented from time to time (the “Prospectus”), to exchange (the “Exchange Offer”) an aggregate principal amount of up to $365,000,000 of its 10.500% First Priority Senior Secured Notes due 2018, which have been registered under the Securities Act of 1933, as amended, (individually a “New Note” and collectively, the “New Notes”), for a like principal amount at maturity of the Company’s issued and outstanding 10.500% First Priority Senior Secured Notes due 2018 (individually an “Old Note” and collectively, the “Old Notes”). The Exchange Offer is being made in order to satisfy certain of the Company’s obligations contained in the Registration Rights Agreement, dated as of March 8, 2011, by and among the Company, the subsidiary guarantors named therein and Credit Suisse Securities (USA) LLC, as representative for the several initial purchasers named therein. Capitalized terms not defined herein shall have the respective meanings ascribed to them in the Prospectus.

We are requesting that you contact your clients for whom you hold Old Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names, we are enclosing the following documents:

1. Prospectus dated                     , 2011;

2. the letter of transmittal for your use and for the information of your clients, including a substitute Internal Revenue Service Form W-9 for collection of information relating to backup United States federal income tax withholding;

3. a notice of guaranteed delivery to be used to accept the exchange offer with respect to Old Notes in certificated form or Old Notes accepted for clearance through the facilities of The Depository Trust Company if (i) certificates for the Old Notes are not immediately available or all required documents are unlikely to reach the exchange agent on or prior to the expiration date or (ii) a book-entry transfer cannot be completed on a timely basis;

4. a form of letter which may be sent to your clients for whose account you hold Old Notes in your name or in the name of a nominee, with space provided for obtaining such clients’ instructions with regard to the exchange offer; and

5. return envelopes addressed to The Bank of New York Mellon Trust Company, N.A., the exchange agent for the exchange offer.

Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., New York City time, on                     , 2011 unless extended by the Company (the “Expiration Date”). Old Notes tendered pursuant to the Exchange Offer may be withdrawn (in accordance with the procedures set forth in the prospectus) at any time before the Expiration Date.

To participate in the Exchange Offer, a Letter of Transmittal, completed, signed and dated in accordance with the instructions set forth in the Letter of Transmittal (or facsimile thereof or Agent’s Message (as defined in the Prospectus) in lieu thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent, and certificates representing the Old Notes should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

If a registered holder of Old Notes desires to tender Old Notes, but such Old Notes are not immediately available, or time will not permit such holder’s Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under the caption “The Exchange Offer—Guaranteed Delivery Procedures.”

The Company has not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of Old Notes pursuant to the exchange offer. You will be reimbursed by the Issuer for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients and for handling or tendering for your clients.

Any inquiries you may have with respect to Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to The Bank of New York Mellon Trust Company, N.A., the Exchange Agent for the Exchange Offer, at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,

United Refining Company

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE ISSUER, ANY OF THE GUARANTORS OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER NOT CONTAINED IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.